Dobson Communications Reports second Quarter 2004 RESULTS
                        Company Adjusts Outlook for 2004

     OKLAHOMA CITY, August 9, 2004 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq: DCEL) today reported a net loss applicable to common shareholders of $15.9 million, or $0.12 per share, for the second quarter ended June 30, 2004. Included in the loss were $8.3 million in dividends on mandatorily redeemable preferred stock and $1.9 million in dividends on Dobson's Series F convertible preferred stock. For the second quarter of 2004, Dobson also recorded a $5.1 million gain on redemption and repurchases of preferred stock and a $3.5 million deferred income tax benefit. (Table 1)

     In the second quarter of 2003, the Company reported net income applicable to common shareholders of approximately $224.4 million, or $2.49 per share. Net income applicable to common shareholders for that period included a $194.7 million gain on redemption and repurchases of preferred stock, a $27.5 million gain on sale of discontinued operations, net of taxes, and $5.6 million in income from discontinued operations, net of taxes. In the second quarter of 2003, Dobson also reported $20.0 million in preferred dividends and $10.1 million in deferred income tax expense. Dobson adopted SFAS 150 as of July 1, 2003, which requires certain preferred stock dividends and repurchases to be included in the determination of net income.

     Dobson reported EBITDA of $85.7 million for the second quarter of 2004, compared with $70.5 million for the quarter ended June 30, 2003. (Table 1)

     Dobson reported total revenue of approximately $252.4 million for the second quarter of 2004, of which $50.6 million, or 20 percent, was roaming revenue. For the second quarter of 2003, Dobson reported total revenue of $143.5 million, of which $48.4 million, or 34 percent, was roaming revenue.

     Total average service revenue per unit (ARPU) for the second quarter of 2004 was $40.03, compared with $41.99 for the same period last year. Total ARPU includes postpaid, prepaid and reseller ARPU.

     Results for the operations of the Anchorage Metropolitan Service Area and Alaska Rural Service Area 2 are included only from the date of acquisition on June 17, 2003. Also reflected in current-year results is Dobson's acquisition of American Cellular, which was consummated on August 19, 2003. Complete results for American Cellular for all relevant periods are reflected in Table 5.

     Finally, Dobson's current-year results include the operations of Michigan Rural Service Area 5, which the Company acquired on February 17,2004, and the operations of NPI-Omnipoint Wireless, LLC from its acquisition on June 15, 2004.

     The State of Wisconsin designated Dobson as eligible for Universal Service Fund compensation during the second quarter. Dobson expects to recognize USF revenue beginning in the third quarter, and it expects that Wisconsin USF revenue will be approximately $450,000 per month.

Operating Trends

     Dobson reported increases in service, equipment and selling expenses in the second quarter of 2004, compared with the first quarter of 2004 and the second quarter of 2003, relating primarily to the completion of the GSM overlay, the retail launch of GSM products in non-Alaska markets, and higher than expected levels of TDMA-to-GSM migrations.

     As previously announced, Dobson Communications reported approximately 107,000 total gross subscriber additions for the second quarter of 2004, compared with a combined total of 94,500 gross additions for Dobson Cellular and American Cellular in the same quarter of 2003.

     Dobson reported approximately 7,200 net subscriber additions for the second quarter, compared with the combined total of approximately 19,900 for its two subsidiaries in the same period of 2003. Postpaid customer churn was 1.7 percent in the second quarter, compared with 1.6 percent last year.

     Net subscriber additions for the second quarter of 2004 included a net reduction of approximately 400 postpaid subscribers, a net reduction of 1,300 prepaid subscribers, and the net addition of 8,900 reseller subscribers. In the first quarter of 2004, the Company reported a net reduction of approximately 14,300 postpaid subscribers.

     In addition, during the second quarter of 2004, the Company acquired approximately 31,100 new subscribers with the acquisition of NPI, of which 22,900 were postpaid and 10,200 were prepaid.

     On a consolidated basis, Dobson Communications' subscriber base increased to 1,607,500 subscribers at June 30, 2004, compared with a combined total of 1,526,000 for Dobson Cellular and American Cellular at June 30, 2003. As of the end of the second quarter of 2004, the Company had approximately 152,600 customers on GSM postpaid and prepaid calling plans.

Roaming Trends

     Dobson Communications reported approximately 360 million roaming minutes of use (MOUs) for the second quarter of 2004, with a blended yield of approximately $0.14 per MOU. Roaming MOUs for the second quarter of 2004 increased approximately 2 percent, compared with those for the same period in 2003 on a "same-store" basis, assuming that all acquisitions except NPI were effective throughout both periods.

     The Company's two largest roaming partners, AT&T Wireless (NYSE: AWE) and Cingular, accounted for approximately 90 percent of total roaming MOUs for the second quarter of 2004. Approximately 82 million MOUs, or 23 percent of Dobson's second quarter roaming MOUs, were on its GSM network, compared with 10 percent in the first quarter this year.

Capital Expenditures and Balance Sheet

     Dobson Communications' capital expenditures were approximately $48.3 million in the second quarter of 2004, reflecting the completion of the overlay of its Alaska markets with GSM/GPRS technology. In July 2004, Dobson completed the upgrade of its networks nationwide with EDGE software, which enables the Company to deliver wireless data services at significantly higher speeds.

     The Company ended the second quarter of 2004 with approximately $99.6 million in cash and cash equivalents, approximately $2.4 billion in total debt, and approximately $365 million in preferred stock obligations (Table 2). During the second quarter of 2004, the Company completed a series of open market transactions to repurchase approximately $14.8 million (liquidation preference amount) of its 12 1/4% Senior Exchangeable Preferred Stock for approximately $10.4 million and approximately $3.5 million (liquidation preference amount) of its 13% Senior Exchangeable Preferred Stock for approximately $2.5 million. In July, the Company repurchased an additional $6.0 million (liquidation preference amount) of its 13% Senior Exchangeable Preferred Stock for approximately $4.5 million.

Outlook for the Second Half of 2004

     Based on its results for the first half of the year, Dobson is revising its outlook for the remainder of 2004.

     Dobson expects to report approximately 215,000 prepaid and postpaid gross subscriber additions for the second half of 2004, which would result in full-year prepaid and postpaid gross additions of approximately 386,500. In February 2004, the Company stated that it expected prepaid and postpaid gross subscriber additions for 2004 would be between 444,000 to 455,000.

     Postpaid churn is expected to average approximately 2.1 percent for the second half. This would result in postpaid customer churn for the year of less than 2 percent, which would be in line with the Company's February guidance.

     Dobson expects to report sequential improvement in total ARPU for the third and fourth quarters of 2004. For the second half of 2004, the Company expects total ARPU in a range of $40.50 to $41.00, which would result in full-year total ARPU of approximately $40.00. The Company had previously expected that total ARPU for 2004 would be in a range of $41.75 to $42.25.

     Dobson expects that roaming MOUs for the second half will be in a range of 780 million to 820 million MOUs, which would result in full-year roaming MOUs of approximately 1.5 billion, in line with its earlier guidance of a range of negative 2 percent to growth of 10 percent.

     Based primarily on lower expectations for ARPU and a high rate of TDMA-to-GSM migrations, Dobson now expects that second-half EBITDA will be in a range of $166 million to $176 million, which would result in full-year EBITDA of $335 million to $345 million. The Company had previously anticipated 2004 EBITDA in a range of $390 million to $425 million.

     The Company's capital expenditures for 2004 are expected to be approximately $140 million.

Second Quarter 2004 Conference Call

     On Tuesday, August 10, 2004, Dobson plans to hold a conference call to discuss its second quarter 2004 results. The call is scheduled to begin at 8 a.m. CDT (9 a.m. EDT). Investors will be able to listen by phone or via web-cast on Dobson's web site at www.dobson.net. During the call, management expects to review its expectations for 2004. Those interested may access the call by dialing:

          Conference call  (800) 665 0430
          Pass code        514527

     A replay of the call will be available later in the day via Dobson's web site or by phone.
          Replay           (888) 203-1112
          Pass code        514527

     The replay will be available by phone for two weeks.

     For further analysis of the second quarter of 2004, please see the Company's quarterly report on Form 10-Q, which was filed today.

     Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on Dobson and its operations, please visit its web site at www.dobson.net.



     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition; shortages of key network equipment and/or handsets; restrictions on the Company's ability to finance its growth; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:          Dobson Communications, Oklahoma City
                           J. Warren Henry
                           (405) 529-8820